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                                                                    Exhibit 23.1

                         Consent of Independent Auditors


      We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2 No. 333-46057) and related Prospectus of KTI, Inc. for the registration of 856,000 shares of its Series B Convertible Exchangeable Preferred Stock, 1,861,105 shares of its common stock and an aggregate principal amount of $21,398,000 of its 8.75% Convertible Subordinated Notes due August 15, 2004, and to the incorporation by reference therein of our reports dated March 6, 1998 (except for Note 18 as to which the date is March 23, 1998) and February 7, 1997 with respect to the consolidated financial statements and schedule of KTI, Inc. and the financial statements of Penobscot Energy Recovery Company, Limited Partnership (a Maine limited partnership), respectively, included in the Annual Report (Form 10-K) of KTI, Inc. for the year ended December 31, 1997, and of our report dated January 16, 1998 with respect to the consolidated financial statements of Prins Recycling Corp. (debtor-in-possession) included in the Current Report (Form 8-K, dated November 14, 1997, as amended by Form 8-K/A) of KTI, Inc., as filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP

                              Ernst & Young LLP



Hackensack, New Jersey
May 11, 1998